                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 1)*

           MICROMED CARDIOVASCULAR, INC. (F/K/A SALMON EXPRESS, INC.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    59508T109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Karen Shillingford
                        Schroder Venture Managers Limited
                                22 Church Street
                            Hamilton, HM 11, Bermuda
                                 (441) 298 7107
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 19, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 59508T109                    13D                    Page 2 of 11 Pages

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SCHRODER VENTURE MANAGERS LIMITED
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a)   [ ]
    (b)   [ ]
--------------------------------------------------------------------------------
  3 SEC USE ONLY

--------------------------------------------------------------------------------
  4 SOURCE OF FUNDS (SEE INSTRUCTIONS)

        AF
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO     [ ]
    ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
  6 CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------

                     7    SOLE VOTING POWER

                              2,051,825
                    ------------------------------------------------------------
    NUMBER OF        8    SHARED VOTING POWER
      SHARES
   BENEFICIALLY               None
     OWNED BY       ------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                  2,051,825
       WITH         ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,051,825
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
    (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        5.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        OO
--------------------------------------------------------------------------------

CUSIP No. 59508T109                    13D                    Page 3 of 11 Pages

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS
  I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             SCHRODER VENTURE MANAGERS INC.
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
  (a)   [ ]
  (b)   [ ]
--------------------------------------------------------------------------------
3 SEC USE ONLY

--------------------------------------------------------------------------------
4 SOURCE OF FUNDS (SEE INSTRUCTIONS)

             AF
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS [ ]
  2(d) or 2(e)

--------------------------------------------------------------------------------
6 CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
--------------------------------------------------------------------------------

                   7    SOLE VOTING POWER

                                 2,051,825
                  --------------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
    SHARES
 BENEFICIALLY                    None
   OWNED BY       --------------------------------------------------------------
     EACH          9    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON                       2,051,825
     WITH         --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                                 None
--------------------------------------------------------------------------------

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,051,825
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
    (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO
--------------------------------------------------------------------------------

CUSIP No. 59508T109                    13D                    Page 4 of 11 Pages

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND LP 1
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a)   [ ]
    (b)   [ ]
--------------------------------------------------------------------------------
  3 SEC USE ONLY

--------------------------------------------------------------------------------
  4 SOURCE OF FUNDS (SEE INSTRUCTIONS)

         WC
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO     [X]
    ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
  6 CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------

                     7    SOLE VOTING POWER

                               2,051,825
                    ------------------------------------------------------------
    NUMBER OF        8    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                None
     OWNED BY       ------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                   2,051,825
       WITH         ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

                               None
--------------------------------------------------------------------------------

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,051,825
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
    (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
--------------------------------------------------------------------------------

CUSIP No. 59508T109                    13D                    Page 5 of 11 Pages

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND LP 2
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a)   [ ]
    (b)   [ ]
--------------------------------------------------------------------------------
  3 SEC USE ONLY

--------------------------------------------------------------------------------
  4 SOURCE OF FUNDS (SEE INSTRUCTIONS)

         WC
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO     [ ]
    ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
  6 CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------

                     7    SOLE VOTING POWER

                               2,051,825
                    ------------------------------------------------------------
    NUMBER OF        8    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                None
     OWNED BY       ------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                   2,051,825
       WITH         ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

                               None
--------------------------------------------------------------------------------

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,051,825
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
    (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
--------------------------------------------------------------------------------

CUSIP No. 59508T109                    13D                    Page 6 of 11 Pages

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND TRUST
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a)   [ ]
    (b)   [ ]
--------------------------------------------------------------------------------
  3 SEC USE ONLY

--------------------------------------------------------------------------------
  4 SOURCE OF FUNDS (SEE INSTRUCTIONS)

         WC
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO     [ ]
    ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
  6 CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
--------------------------------------------------------------------------------

                     7    SOLE VOTING POWER

                                2,051,825
                    ------------------------------------------------------------
    NUMBER OF        8    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                 None
     OWNED BY       ------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                    2,051,825
       WITH         ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,051,825
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
    (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         OO
--------------------------------------------------------------------------------

CUSIP No. 59508T109                    13D                    Page 7 of 11 Pages

--------------------------------------------------------------------------------
  1 NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND CO-INVESTMENT SCHEME
--------------------------------------------------------------------------------
  2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
    (a)   [ ]
    (b)   [ ]
--------------------------------------------------------------------------------
  3 SEC USE ONLY

--------------------------------------------------------------------------------
  4 SOURCE OF FUNDS (SEE INSTRUCTIONS)

         WC
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO     [ ]
    ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
  6 CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
--------------------------------------------------------------------------------

                     7    SOLE VOTING POWER

                                2,051,825
                    ------------------------------------------------------------
    NUMBER OF        8    SHARED VOTING POWER
      SHARES
   BENEFICIALLY                 None
     OWNED BY       ------------------------------------------------------------
       EACH          9    SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                    2,051,825
       WITH         ------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,051,825
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES    [ ]
    (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         OO
--------------------------------------------------------------------------------

CUSIP No. 59508T109                    13D                    Page 8 of 11 Pages


     This Amendment No. 1 amends and supplements the Schedule 13D as filed on August 26, 2005 (the "Schedule 13D") with respect to shares of Common Stock, par value $0.001 per share of MicroMed Cardiovascular, Inc., a Delaware corporation (the "Issuer"), by the following Reporting Persons: Schroder Venture Managers Limited ("SVML"), Schroder Venture Managers Inc. ("SVMI"), Schroder Ventures International Life Sciences Fund LP1 ("ILSF 1"), Schroder Ventures International Life Sciences Fund LP2 ("ILSF 2"), Schroder Ventures International Life Sciences Fund Trust ("Trust"), Schroder Ventures International Life Sciences Fund Co-Investment Scheme ("Co-Invest Scheme" and together with ILSF 1, ILSF 2, Trust, the "Funds") (collectively, the "Reporting Persons"). Capitalized terms used herein but not defined shall have the meanings ascribed thereto in the
Schedule 13D. The Schedule 13D is hereby amended and supplemented as follows:

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

     (a) and (b) As of the date hereof, SVML, SVMI, ILSF 1, ILSF 2, Trust and Co-Invest Scheme owned beneficially 2,051,825; 2,051,825; 1,296,873; 288,192;
456,500; and 10,260 shares of Common Stock respectively, representing approximately 5.1%; 5.1%; 3.2%; 0.7%; 1.1%; and 0.03%; respectively of
39,915,402 shares of Common Stock outstanding as reported in publicly available information.

     As of the date hereof, SVML in its capacity as investment manager to SVMI, had sole voting and dispositive power with respect to all 2,051,825 shares of Common Stock owned beneficially by the Funds, representing approximately 5.1% of the 39,915,402 shares of the Common Stock outstanding as reported in publicly available information.

     As of the date hereof, SVMI, through its control of ILSF 1 and ILSF 2 and by virtue of certain contractual agreements among the Funds, had sole voting and dispositive power with respect to all 2,051,825 shares of Common Stock owned beneficially by the Funds, representing approximately 5.1% of the 39,915,402 shares of Common Stock outstanding as reported in publicly available information.

CUSIP No. 59508T109                    13D                   Page 9 of 11 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              April 20, 2007
                   -------------------------------------------------------------
                                   Date

                   SCHRODER VENTURE MANAGERS INC.

                   /s/ Deborah Speight /s/ Gary Carr
                   -------------------------------------------------------------
                                   Signature

                   Deborah Speight, Gary Carr, Authorized Signatories
                   -------------------------------------------------------------
                             Name/Title

                   SCHRODER VENTURE MANAGERS LIMITED

                   /s/ Deborah Speight /s/ Gary Carr
                   -------------------------------------------------------------
                                    Signature

                   Deborah Speight, Gary Carr, Authorized Signatories
                   -------------------------------------------------------------
                                   Name/Title

                   SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND LP1

                   By:     Schroder Venture Managers Inc.,
                           its General Partner

                   /s/ Deborah Speight    /s/ Gary Carr
                   -------------------------------------------------------------
                                    Signature

                   Deborah Speight, Gary Carr, Authorized Signatories
                   -------------------------------------------------------------
                                             Name/Title

CUSIP No. 59508T109                    13D                   Page 10 of 11 Pages

                   SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND LP2

                   By:     Schroder Venture Managers Inc.,
                           its General Partner

                   /s/ Deborah Speight    /s/ Gary Carr
                   -------------------------------------------------------------
                                    Signature

                   Deborah Speight, Gary Carr, Authorized Signatories
                   -------------------------------------------------------------
                                    Name/Title

                   SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND TRUST

                   By: Schroder Venture Managers Limited as Attorney-in-Fact for Codan Trust Company Limited as Trustee

                   /s/ Deborah Speight    /s/ Gary Carr
                   -------------------------------------------------------------
                                     Signature

                   Deborah Speight, Gary Carr, Authorized Signatories
                   -------------------------------------------------------------
                                     Name/Title

                   SCHRODER VENTURES INTERNATIONAL LIFE SCIENCES FUND CO-INVESTMENT SCHEME

                   By:     Schroder Venture Managers Limited as Investment
                           Manager

                   /s/ Deborah Speight    /s/ Gary Carr
                   -------------------------------------------------------------
                                     Signature

                   Deborah Speight, Gary Carr, Authorized Signatories
                   -------------------------------------------------------------
                                     Name/Title

CUSIP No. 59508T109                    13D                   Page 11 of 11 Pages

                                  EXHIBIT INDEX

Exhibit 1. Agreement and Plan of Merger dated as of January 31, 2005, as amended, by and among Salmon Express, Inc., Salmon Acquisition Corp., certain existing stockholders of Salmon and MicroMed Technology, Inc., filed as Exhibit 2.1 to the Issuer's Current Report on Form 8-K filed on February 1, 2005 with the Commission pursuant to the Act and incorporated herein by reference.

Exhibit 2. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.*


-----------------
*  Filed with the Schedule 13D on August 26, 2005.